Exhibit 99.1
Newfield Signs JV with ExxonMobil to Explore, Develop in South Texas
Agreement provides for joint development of 87,000 acres
FOR IMMEDIATE RELEASE
     Houston — May 7, 2008 — Newfield Exploration Company (NYSE:NFX) today announced the signing of an agreement with ExxonMobil to jointly explore and develop approximately 87,000 gross acres in South Texas, targeting the prolific Vicksburg Trend. Newfield expects an active drilling program in the area over the next three years.
     The agreement covers properties in Kenedy, Brooks and Hidalgo Counties and complements Newfield’s existing activity areas. Newfield’s working interest in the venture is approximately 50%. Expenditures associated with the 2008 drilling program on these properties were previously included in Newfield’s capital budget.
     “We are excited about signing the agreement with ExxonMobil to explore and develop new fields in one of the most productive areas in South Texas,” said David A. Trice, Chairman, President and CEO. “Our technical teams have already identified prospects and have an inventory of locations for us to test over the next several years. We’re confident in our ability to add new reserves and production in 2008 and beyond.”
     Newfield has been active in South Texas since 2000. Current net production from the region is approximately 230 MMcfe/d. Newfield owns interests in approximately 482,000 gross lease acres in South Texas.
     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield’s domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the Gulf of Mexico. The Company has international operations in Malaysia and China.
     **The statements set forth in this release regarding estimated or anticipated drilling activity is forward looking and is based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com
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